Exhibit 10.22

ZOETIS INC.
2013 Equity and Incentive Plan
STOCK OPTION AWARD
Zoetis Inc. (the “Company”) has granted to the person named below (the “Participant”), a Non-Qualified Stock Option (the “Option”) to purchase the total number of Shares at the grant price per Share set forth below (the “Grant Price”), subject to all of the terms, definitions and provisions of this Stock Option Award and the Zoetis Inc. 2013 Equity and Incentive Plan (the “Plan”), which is incorporated herein by reference, as follows:
Participant Name
Date of Grant
Total Number of Shares Under Option
Grant Price    $ ____________ per Share
Expiration Date:
Unless otherwise defined in this Stock Option Award, the terms used in this Stock Option Award shall have the meanings defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Option Award, the terms and conditions of the Plan will prevail.
1.Vesting Schedule/Exercise Schedule; Termination Period.
Regular Vesting Schedule/Exercise Schedule: Subject to any acceleration provisions contained in the Plan or set forth below, this Option shall vest and become exercisable in accordance with the following schedule: 100% of the Total Number of Shares subject to this Option shall vest and become exercisable on the third annual anniversary of the Date of Grant; provided that this Option shall cease vesting immediately upon Participant's Termination of Employment; provided further that, notwithstanding any acceleration provisions set forth below, this Option shall not vest or be exercisable until the earlier of (i) the date, following the initial public offering of the Company's Common Stock, that Pfizer Inc. transfers shares of Class B Common Stock of the Company to holders of Pfizer Inc. common stock by means of (A) one or more distributions of Class B Common Stock of the Company by Pfizer Inc. to holders of Pfizer Inc. common stock, (B) one or more offers to holders of Pfizer Inc. common stock to exchange their Pfizer common stock for shares of Class B Common Stock of the Company, or (C) any combination of (A) and (B), and (ii) the date that is two (2) years after the Date of Grant.
Except as otherwise provided herein or in the Plan, Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Stock Option Award unless Participant has continuously and actively been employed with, or providing services to, the Company or any of its Subsidiaries or Affiliates from the Date of Grant until the date such vesting occurs. For non-U.S. Participants and for purposes of this Option and participation in the Plan, Termination of Employment will be deemed to be as of the date that notice of termination is provided (whether by the Company or Subsidiary or Affiliate for any reason or by Participant upon resignation), and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable law. Notwithstanding the foregoing, the Administrator (or any delegate) shall have the sole discretion to determine when Participant is no longer employed or providing services for purposes of this Option and participation in the Plan.
Regular Termination Period: In the event of Participant's Termination of Employment other than as a result of (i) Participant's death, (ii) Participant's “Total and Permanent Disability,” (iii) Participant's “Retirement,” (iv) Participant's termination as a result of a plant closing or “Restructuring Event”, (v) Participant's termination without “Cause” or resignation for “Good Reason” within twenty-four (24) months following a Change in Control, or (vi) Participant's termination for Cause (each as defined below), Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option for up to three (3) months after Participant's Termination of Employment, but in no event beyond the Expiration Date set forth above.
If Participant does not exercise this Option within the termination periods set forth in this Section 1, this Option shall terminate in its entirety. Participant is responsible for keeping track of these exercise periods following Participant's Termination of Employment. The Company will not provide further notice of these exercise periods.

Notwithstanding anything stated herein, this Option may be subject to earlier termination as provided in the Plan or, if this Option is not assumed or substituted in connection with a Change in Control, the vesting and exercisability of this Option shall accelerate immediately prior to and contingent upon the closing of the Change in Control as provided below and this Option shall terminate in its entirety immediately following such Change in Control, provided Company shall provide Participant with at least seven (7) days advance notice of any such termination.
Accelerated Vesting Schedules/Exercise Schedules; Alternate Termination Periods.
Subject to the general provisions above, in the event of the following circumstances, the following vesting, exercisability and termination provisions shall apply:
(a)    Death.
(i)    Acceleration of Vesting Schedule/Exercise Schedule. In the event of Participant's Termination of Employment due to Participant's death, 100% of the Shares subject to this Option will vest and become exercisable immediately upon such termination. The person named in Participant's will or Participant's beneficiary, as the case may be, may exercise this Option, subject to applicable law.
(ii)    Alternate Termination Period. In the event of Participant's Termination of Employment due to Participant's death, the period of time to exercise this Option depends on Participant's employment status at the time of Participant's death, as follows:
(1)    If Participant dies while still employed by the Company, but before Participant is eligible for Retirement, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option for up to two (2) years from the date of Participant's death, but in no event beyond the Expiration Date set forth above.
(2)    If Participant dies while still employed by the Company and while eligible for Retirement, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option until the Expiration Date set forth above.
(3)    In the event of Participant's Termination of Employment due to Participant's Retirement on or after the first anniversary of the Date of Grant and Participant's death follows Participant's Termination of Employment, this Option shall remain exercisable until the Expiration Date set forth above.
(4)    If Participant dies within the three (3) month post-termination exercise period set forth above, this Option may be exercised, to the extent Participant is vested in the Shares subject to this Option, for up to two (2) years from the date of Participant's death, but in no event beyond the Expiration Date set forth above.
(b)    Total and Permanent Disability.
(i)    Acceleration of Vesting Schedule/Exercise Schedule. In the event of Participant's Termination of Employment due to Participant's Total and Permanent Disability, 100% of the Shares subject to this Option will vest and become exercisable immediately upon such termination. For purposes of this Option, “Total and Permanent Disability” shall have the meaning set forth in the Company's long-term disability program.
(ii)    Alternate Termination Period. In the event of Participant's Termination of Employment due to his or her Total and Permanent Disability, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option until the Expiration Date set forth above.
(c)    Retirement.
(i)    Acceleration of Vesting Schedule/Exercise Schedule. In the event of Participant's Termination of Employment due to Participant's Retirement on or after the first anniversary of the Date of Grant, this Option will continue to vest and become exercisable in accordance with the Vesting Schedule/Exercise Schedule set forth in the first paragraph of this Section 1 (disregarding for this purpose any requirement to continue employment or service); provided if Participant dies following any such Termination of Employment, 100% of the Shares subject to this Option will immediately vest and become exercisable. For purposes of this Option, “Retirement” means Participant has attained a minimum age of fifty-five (55) and a minimum of ten (10) years of service with the Company or any Affiliate.

(ii)    Alternate Termination Period. In the event of Participant's Termination of Employment due to his or her Retirement:
(1)    If Participant's Termination of Employment occurs before the first anniversary of the Date of Grant, this Option shall terminate in its entirety immediately upon Participant's Termination of Employment.
(2)    If Participant's Termination of Employment occurs on or after the first anniversary of the Date of Grant, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option until the Expiration Date set forth above, so long as Participant does not engage in competition with the Company or any Affiliate, act contrary to any written agreement that Participant has with the Company or any Affiliate, or act in a way that the Company reasonably determines to be materially harmful to it or any Affiliate, in which case, this Option (including any vested portion thereof) shall immediately terminate in its entirety.
(d)    Termination as a Result of a Plant Closing or Restructuring Event.
(i)    Acceleration of Vesting Schedule/Exercise Schedule. In the event of Participant's Termination of Employment as a result of a plant closing or Restructuring Event:
(1)    If Participant's Termination of Employment occurs (x) at a time when Participant is not Retirement eligible or (y) before the first anniversary of the Date of Grant at a time when Participant is Retirement eligible, 100% of the Shares subject to this Option will vest and become exercisable immediately upon such termination.
(2)    If Participant's Termination of Employment occurs on or after the first anniversary of the Date of Grant and the Participant is Retirement eligible, this Option will continue to vest and become exercisable in accordance with the Vesting Schedule/Exercise Schedule set forth in the first paragraph of this Section 1 (disregarding for this purpose any requirement to continue employment or service).
For purposes of this Option, a “Restructuring Event” means an involuntary Termination of Employment without Cause (as defined below) and not related to performance, that is the direct result of curtailment, cessation of operations, relocation of operations, reorganization or position elimination or job restructuring due to a change in required competencies or qualification for positions, as determined by the Administrator, in its sole discretion.
(ii)    Alternate Termination Period.
(1)    In the event of Participant's Termination of Employment as a result of a plant closing or Restructuring Event that occurs at a time when Participant is not Retirement eligible, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option up until the later of (x) the date that is three (3) months after Participant's Termination of Employment, or (y) the date that is three (3) months following the second (2nd) annual anniversary of the Date of Grant, but in no event beyond the Expiration Date set forth above.
(2)    In the event of Participant's Termination of Employment as a result of a plant closing or Restructuring Event that occurs at a time when Participant is Retirement eligible:
(A)    If Participant's Termination of Employment occurs before the first anniversary of the Date of Grant, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option for up to three (3) years from the date of Participant's Termination of Employment, but not beyond the Expiration Date set forth above.
(B)    If Participant's Termination of Employment occurs on or after the first anniversary of the Date of Grant, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option until the Expiration Date set forth above.
(e)    Termination without Cause or Resignation for Good Reason following a Change in Control.
(i)    Acceleration of Vesting Schedule/Exercise Schedule. In the event of Participant's Termination of Employment by the Company without Cause or as a result of Participant's resignation for Good Reason, in either case upon or within twenty-four (24) months following the consummation of a Change in Control, 100% of the Shares subject to this Option will vest and become exercisable immediately upon such termination.

(ii)    Alternate Termination Period. In the event of Participant's Termination of Employment by the Company without Cause or as a result of Participant's resignation for Good Reason, in either case, upon or within twenty-four (24) months following the consummation of a Change in Control, Participant may, to the extent Participant is vested in the Shares subject to this Option, exercise this Option until the Expiration Date set forth above.
For purposes of this Option, “Cause” means (i) an act of dishonesty, fraud or misrepresentation made by Participant in connection with Participant's responsibilities to the Company, (ii) Participant's willful, material violation of any law or regulation applicable to the business of the Company; (iii) Participant's conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company, (iv) Participant's willful misconduct or gross negligence in connection with carrying out Participant's job responsibilities to the Company, (v) Participant's unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant's relationship with the Company; (vi) Participant's willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; (vii) Participant's violation or disregard of any Company policy that has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; or (viii) Participant's failure or refusal to perform Participant's duties and responsibilities to the Company. For purposes of clarity, all references herein to the Company shall include references to any Affiliate and any successor to the Company or any Affiliate, and a termination without “Cause” does not include any termination that occurs as a result of Participant's death or disability.
For purposes of this Award, “Good Reason” means Participant's resignation due to the occurrence of any of the following conditions which occurs without Participant's written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant's base compensation (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of Participant's duties, authority, responsibilities or reporting relationship, relative to Participant's duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation and such relocation increases Participant's one way commute by thirty (30) minutes or more during normal commuting hours and under typical traffic conditions.  In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition and not be required to provide for the acceleration of vesting described herein as a result of such proposed resignation. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company's thirty (30) day cure period.
(f)    Termination for Cause. In the event of Participant's Termination of Employment for Cause, this Option (including any vested portion thereof) shall immediately terminate in its entirety upon first notification to Participant of such termination for Cause. If Participant's Termination of Employment is suspended pending an investigation of whether Participant will be terminated for Cause, the Company, in its discretion, may provide that all Participant's rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.
(g)    Inappropriate Activity. To the extent permitted by applicable law, if at any time Participant engages in any activity in competition with any activity of the Company or any Affiliate, or in any activity inimical, contrary or harmful to the interests of the Company or any Affiliate, including, but not limited to: (i) conduct related to Participant's employment for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company or any Affiliate policies, including, without limitation, the Company's insider trading policy, (iii) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interest of the Company or any Affiliate, (iv) disclosing or misusing any confidential information or material concerning the Company or any Affiliate, or (v) participating in a hostile takeover attempt, this Option (including any vested portion thereof) shall immediately terminate in its entirety.
2.Exercise of Option.
(a)    Right to Exercise. This Option may be exercised only to the extent, and at the times, permitted pursuant to the terms set forth this Stock Option Award and the Plan.
(b)    Method of Exercise. This Option may only be exercised in a manner, and pursuant to such procedures, as the Administrator may determine from time to time, provided any such procedures shall including Participant's election to exercise this Option, the number of Shares in respect of which this Option is being exercised (the “Exercised

Shares”), and such other representations and agreements as may be required by the Company. The exercise must be accompanied by payment of the aggregate Grant Price as to all Exercised Shares. This Option will be deemed to be exercised only upon receipt by the Company of Participant's election to exercise, the aggregate Grant Price for the Exercised Shares, and any payment or satisfaction in a manner acceptable to the Company of any applicable Tax-Related Items.
3.Method of Payment. Payment of the aggregate Grant Price will be by any of the following, or a combination thereof, at the election of Participant unless the Administrator in its sole discretion requires a specific method of payment:
(a)    cash or check (denominated in U.S. dollars);
(b)    consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan and executed via a third party vendor; or
(c)    attest to, or surrender of, other Shares which have a Fair Market Value on the date of attestation or surrender equal to the aggregate Grant Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
Participant understands and agrees that any cross-border remittance made to exercise this option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency, and may require Participant to provide such entity with certain information regarding the transaction.
4.Tax Obligations.
(a)    Taxes and other Required Payments. Regardless of any action the Company or Participant's employer (the “Employer”) takes with respect to any or all applicable national, local, or other taxes or social contributions, withholdings, required deductions, or other payments, if any, that arise upon the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares, and the receipt of dividends, if any (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant's responsibility, and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting, or exercise of this Option, the holding or subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (ii) does not commit to and is under no obligation to structure the terms of this Option or any aspect of this Option to reduce or eliminate Participant's liability for Tax-Related Items, or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    No Shares will be issued to Participant pursuant to this Option or payment will be made to Participant (or his or her estate or beneficiary) with respect to this Option unless and until satisfactory arrangements (as determined by the Company) have been made by Participant with respect to the payment of any Tax-Related Items obligations of the Company and/or the Employer with respect to this Option. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Participant's wages or other cash compensation paid to Participant by the Company or the Employer;
(ii)    minimum statutory withholding from proceeds of the sale of Shares acquired upon exercise of this Option, either through a voluntary sale or through a mandatory sale arranged by the Company and executed by a third party vendor (on Participant's behalf pursuant to this authorization);
(iii)    minimum statutory withholding in Shares to be issued upon exercise of this Option; or
(iv)    surrendering already-owned Shares having a Fair Market Value equal to the Tax-Related Items, so long as the surrender of such Shares will not result in any adverse accounting consequences to the Company.
If the obligation for Tax-Related Items is satisfied by withholding Shares, Participant is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of Participant's participation in the Plan. Participant shall pay to the

Company or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of Participant's participation in the Plan that cannot be satisfied by one or more of the means previously described in this Section 4. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
5.Rights as Stockholder. Until the issuance of the Shares subject to this Option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to this Option, notwithstanding the exercise of this Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2 of the Plan.
6.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS STOCK OPTION AWARD, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO APPLICABLE LAW).
7.Nature of Grant. In accepting this Option, Participant acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
(c)    all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;
(d)    Participant's participation in the Plan is voluntary;
(e)    this Option and the Shares subject to this Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Participant's employment contract, if any;
(f)    this Option and the Shares subject to this Option are not intended to replace any pension rights or compensation;
(g)    this Option and the Shares subject to this Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Participant exercises this Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Grant Price;
(i)    Participant also understands that neither the Company, nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of this Option (or the calculation of income or Tax-Related Items thereunder);
(j)    in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from termination of employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and
(k)    this Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a Change in Control, merger, take-over or transfer of liability.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant's participation in the Plan, or Participant's acquisition or sale of the Shares underlying this Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant's participation in the Plan before taking any action related to the Plan.
9.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Stock Option Award by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan. Participant understands that refusal or withdrawal of consent may affect Participant's ability to participate in the Plan or to realize benefits from this Option.
Participant understands that the Company and its Affiliates may hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Participant understands that Personal Data may be transferred to any Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant's country (if different than the United States), or elsewhere, and that the recipient's country may have different data privacy laws and protections than Participant's country.
10.Address for Notices. Any notice to be given to the Company under the terms of this Stock Option Award will be addressed to the Company, in care of its General Counsel at Zoetis Inc., Five Giralda Farms, Madison, New Jersey 07940, or at such other address as the Company may hereafter designate in writing.
11.Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Option, as evidenced by this Stock Option Award and the Plan, will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of this Option or the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant of this Option or the issuance of Shares to Participant (or his or her estate), such grant or issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date this Option is exercised with respect to such Exercised Shares, subject to applicable law. The Company shall not be obligated to treat this Option as outstanding or issue any Shares pursuant to this Option at any time if the grant of this Option, the issuance of Shares pursuant to this Option, or the exercise of an Option by Participant, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.
14.Administrator Authority. The Administrator will have the power to interpret the Plan, this Stock Option Award and to adopt such rules for the administration, interpretation and application of the Plan and this Stock Option Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to this Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Stock Option Award.

15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Option, any future options or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means or request Participant's consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Language. If Participant has received this Stock Option Award, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant's participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the laws of the country in which he or she is resident at the time of grant, vesting, and/or exercise of this Option or the holding or disposition of Shares or receipt of dividends, if any (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Option or the Shares. Notwithstanding any provision herein, this Option and any Shares shall be subject to any special terms and conditions or disclosures as set forth in any addendum for Participant's country (the “Country-Specific Addendum,” which forms part this Stock Option Award).
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Stock Option Award.
19.Stock Option Award Terms Severable. In the event that any provision in this Stock Option Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Stock Option Award.
20.Modifications to Stock Option Award. This Stock Option Award and the Plan constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Stock Option Award in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Stock Option Award or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Stock Option Award, the Company reserves the right to revise this Stock Option Award as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
21.Amendment, Suspension or Termination of the Plan. By accepting the Option represented by this Stock Option Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
22.Governing Law. This Stock Option Award will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option, this Stock Option Award or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey, and agree that such litigation will be conducted in the courts of the Morris County, New Jersey, or the federal courts for the United States for the District of New Jersey, and no other courts, where this Option is made and/or to be performed.
By Participant's acceptance of this Stock Option Award, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of this Stock Option Award (including any country-specific addendum thereto) and the Plan, and any ancillary documents, all of which are being delivered simultaneously with, and made a part of, this Stock Option Award. In addition, Participant acknowledges and agrees that Participant has reviewed the Plan and this Stock Option Award in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Stock Option Award and fully understand all provisions of the Plan and this Stock Option Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Stock Option Award. Participant further agrees to notify the Company upon any change in Participant's residence address.

Country-Specific Addendum to the Stock Option Award
This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals in the countries listed below and that may be material to Participant's participation in the Plan. This information may be material to Participant's participation in the Plan. Participant is solely responsible for any obligations outlined, as well as general tax or other obligations that may apply. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to Participant's specific situation, the Company cannot assure Participant of any particular result, and Participant should seek his or her own professional legal and tax advice. This Addendum forms part of the Stock Option Award and should be read in conjunction with the Stock Option Award and the Plan. Unless otherwise noted, capitalized terms shall take the same definitions assigned to them under the Plan and the Stock Option Award.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Plan, grant documentation, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States. The issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant's jurisdiction.

European Union
Data Privacy.  The following supplements the Section 11 of the Stock Option Award:

Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. Participant understands that he or she may, at any time, view his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Participant's human resources representative.

Argentina
Cashless Exercise. Due to legal restrictions, Participant may exercise Participant's Options via cashless exercise methods only.

Foreign Exchange Information. US dollar transactions must be conducted through financial intermediaries authorized by the Argentine Central Bank. Under recent amendments in 2012 to Argentine foreign exchange restrictions, the transfer of funds outside Argentina may be limited or restricted. US dollar proceeds from an option exercise or other sale of stock by a participant, when remitted to Argentina, are subject to conversion to Argentine pesos at applicable exchange rates and subject to any applicable regulations of the Central Bank. In addition, the transfer of funds into Argentina as a repatriation of a portfolio investment abroad may be subject to a 365-day deposit and holding with an Argentine financial institution. Please confirm the foreign exchange requirements with Participant's local bank before any transfer of funds in or out of Argentina.

Austria
Foreign Ownership Reporting. If Participant is an Austrian national who owns securities in foreign deposits, Participant must file an annual notification with the Austrian National Bank if the value of the securities in foreign deposits exceeds EUR 5 million or equivalent at the end of the year. If the value of these securities in foreign deposits exceeds EUR 30 million or equivalent at the end of a quarter, then these notifications shall be made quarterly.

Belgium
Belgium Option Offer Documentation.  The Option is also subject to the terms, acceptance procedures, and undertaking in the separate Belgium Option Offer Documentation, which may require Participant to take additional steps in respect of the Option. Please refer to the separate Belgium Option Offer Documentation for further information regarding accepting Participant's Option and the timing of taxation.

Brazil
Foreign Ownership Reporting. If Participant is a resident of Brazil, Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of the year.

Canada
Securities Law Notice. The security represented by the Stock Option Award was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. Participant acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the Options and the underlying Shares will be subject to an indefinite hold period and that the Options and the underlying Shares are subject to restrictions on their transfer pursuant to such applicable securities legislation. Participant further acknowledges that (i), unless permitted under applicable securities legislation, the Participant is not permitted to transfer the Options or the underlying Shares before the date that is 4 months and a day after the later of (a) the date of this Stock Option Award and (b) the date the Company became a reporting issuer (as such term is defined under applicable securities legislation) in any province of territory in Canada; (ii) the certificates representing the Options and the underlying Shares will bear the legend required by applicable securities legislation indicating that the resale of such securities is restricted; and (iii) the Participant has been advised to consult his or her own legal counsel for full particulars of the resale restrictions applicable to the Participant.

Foreign Share Ownership Reporting. If Participant is a Canadian resident, Participant's ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual reporting obligations.

Quebec: Consent to Receive Information in English. The following applies if Participant is a resident of Quebec: The parties acknowledge that it is their express wish that this Stock Option Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Chile
Foreign Exchange Information. It is Participant's responsibility to make sure that Participant complies with foreign exchange requirements in Chile when the value of any Option or Share transaction is in excess of US $10,000, regardless of whether Participant exercises Participant's Option through a cash exercise or cashless method.  If Participant's aggregate investments held outside of Chile exceeds US $5,000,000 (including the investments made under the Plan), Participant must report the investments annually to the Central Bank.

Colombia
Foreign Ownership Reporting. Prior approval from a government authority is not required to exercise Options or hold Shares. However, if the value of foreign investments, including the value of any equity awards, equals or exceeds US $500,000, such investments must be registered with the Colombian Central Bank by June 30th of each year.

Czech Republic
Foreign Exchange Information. Participant may be required by the Czech National Bank to report any remittances abroad of CZK 1 million or more. The could apply to the transfer of funds to exercise Options, and Participant is recommended to consult with his or her personal advisor regarding any such requirement.

Ecuador
Foreign Exchange Information.  Please note that a withholding tax of 2% is applied to amounts exceeding US $1,000 remitted abroad (including for the purpose of exercising Options) by any person in Ecuador by any means.

France
No Tax Qualification. This grant is not intended to be a tax-qualified award and is not granted under any Sub-Plan for French tax purposes. Accordingly, the relevant vesting and termination provisions will be as stated in the Stock Option Award.

Foreign Ownership Information. Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English. Participant confirms that he or she has read and understands the documents relating to this grant (the Plan and this Stock Option Award) which were provided to Participant in the English language. Participant accepts the terms of those documents accordingly.  Vous confirmez avoir lu et compris les documents relatifs aÌ cette attribution (le Plan et ce Contrat) qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

India
Repatriation Requirement. Participant shall take all reasonable steps to repatriate to India immediately all foreign exchange received by Participant as a consequence of Participant's participation in the Plan and in any case not later than 90 days from the date of sale of Shares so acquired by Participant under the Plan. Further, Participant shall in no case take any action (or refrain from taking any action) that has the effect of a) delaying the receipt by Participant of the whole or part of such foreign exchange; or b) eliminating the foreign exchange in whole or in part to be receivable by Participant.

Upon receipt or realization of the foreign exchange in India, including in relation to any dividend payments, Participant shall surrender the received or realised foreign exchange to an authorised person within a period of 180 days from the date of such receipt or realisation, as the case may be. Please note that Participant should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, the Company, or Participant's employer requests proof of repatriation.

Due to the above repatriation requirement, Participant will not be permitted in any Company dividend reinvestment program (if any).

Ireland
Director Notification Obligation. If Participant is a director or shadow director of the Company or a Subsidiary or Affiliate, Participant may be subject to special reporting requirements with regard to the acquisition of Shares or rights over Shares (including acquisitions by Participant's spouse or children). Participant should contact his or her personal legal advisor for further details if Participant is a director or shadow director.

Italy
Cashless Exercise. Due to legal restrictions, Participant may exercise Participant's Options via cashless exercise methods only.

Foreign Exchange Information. Participant may be required to report on Participant's annual tax return any transfer abroad in excess of EUR 10,000 and not delivered by an authorized Italian bank.

Data Privacy Consent. Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing is Zoetis, Inc., with registered offices at 5 Giralda Farms, Madison, New Jersey 07940 USA, and its Representative in Italy for privacy purposes is the Participant's human resources representative, ZoetisCompensation@zoetis.com.

I understand that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/200.

The processing activity, including the communication and transfer of my Personal Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. I understand that the use of my Personal Data will be minimized where it is not necessary for the implementation , administration and management of the Plan. I further understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my Personal Data and stop, for legitimate reason, the Personal Data processing. Furthermore, I am aware that my Personal Data will not be used for direct marketing purposes.

Korea
Repatriation Requirement. Please note that proceeds received from the sale of stock overseas must be repatriated to Korea within eighteen (18) months if such proceeds exceed US $500,000 per sale. Separate sales may be deemed a single sale if the sole purpose of separate sales was to avoid a sale exceeding the US $500,000 per sale threshold.

Mexico
Labor Law Statement.  The invitation Zoetis is making under the Plan is unilateral and discretionary and is not related to the salary and other contractual benefits granted to Participant by Participant's employer. Zoetis reserves the absolute right to amend the Plan and discontinue it at any time without any liability to Participant. This invitation and, in Participant's case, the acquisition of shares does not, in any way, establish a labor relationship between Participant and Zoetis, nor does it establish any rights between Participant and Participant's employer.

La invitación que Zoetis hace en relación con el Plan es unilateral y discrecional, por lo tanto, Zoetis se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted. Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y Zoetis y tampoco establece derecho alguno entre usted y su empleador.

Philippines
Securities Law Notice. This offering is subject to exemption from the requirements of registration with the Philippines Securities and Exchange Commission under Section 10.1 (k) of the Philippines Securities Regulation Code.  THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Poland
Foreign Ownership Reporting. If Participant holds more than PLN 7,000,000 in foreign securities (including Shares) at year-end, Participant is required to report quarterly to the National Bank of Poland regarding the number and value of such securities. Such reports are filed on special forms available on the website of the National Bank of Poland. Additional forms are required if Participant holds 10% or more of the voting rights in a foreign entity.

Singapore
Securities Law Notice. This Option grant and the Shares to be issued hereunder shall be made available only to an employee of the Company or its Subsidiary or Affiliate, in reliance of the prospectus exemption set out in Section 173(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore. In addition, Participant agrees, by his or her acceptance of this grant, not to sell any Shares within six months of the date of grant. Please note that neither this Stock Option Award nor any other document or material in connection with this offer of the Option and the Shares has been or will be lodged, registered or reviewed by any regulatory authority in Singapore.

Director Reporting. If Participant is a director or shadow director of the Company or a Subsidiary or Affiliate, Participant may be subject to special reporting requirements with regard to the acquisition of Shares or rights over Shares. Participant should contact his or her personal legal advisor for further details if Participant is a director or shadow director.

Exit Tax / Deemed Exercise Rule. If Participant has received Options in relation to Participant's employment in Singapore, please note that if Participant is 1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months, Participant will likely be taxed on Participant's Options on a “deemed exercise” basis, even if Participant's Options have not yet vested.  Participant should discuss his or her tax treatment with Participant's personal tax advisor.

Spain
Foreign Ownership Reporting. If Participant is a Spanish resident, Participant's acquisition, purchase, or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the General Directorate of International Economy and Foreign Transactions. If shares are kept abroad, Participant will need to submit a statistical report on an official Form D6 each January in relation to the preceding year. Additionally, a Form D8 must be submitted to the aforementioned authorities in certain circumstances. In addition, if Participant is a Spanish tax resident, under new law Participant must also report to the tax authorities if Participant holds shares abroad with a value of EUR 50,000 or more.

Taiwan
Foreign Exchange Information.  Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan of up to US $5,000,000 per year. If this threshold is exceeded or if the transaction amount is TWD $500,000 or more in a single transaction or in certain other situations, Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Participant should consult with his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

Thailand
Repatriation Requirement. All proceeds from the sale of Shares must be remitted to Thailand and must be deposited or converted into Thai Baht with a commercial bank in Thailand within 360 days of receipt. Dividend payments (if any) will also be subject to this repatriation requirement unless they are reinvested pursuant to any Company dividend reinvestment program.

Foreign Exchange Information. In case of cash exercise of Options, Participant may be requested to submit certain supporting documentation to Participant's commercial bank in relation to Participant's Options; should Participant require copies of the Plan or other documentation for this purpose, please contact Participant's local human resources representative. If the transfer of funds abroad exceeds US $1 million per annum, Participant must obtain approval from the Bank of Thailand to such remittance.

United Arab Emirates
Securities Law Notice. This Plan has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This Plan is strictly private and confidential and has not been reviewed by, deposited or registered with the UAE Central Bank or any other licensing authority or governmental agencies in the United Arab Emirates. This Plan is being issued from outside the United Arab Emirates to a limited number of employees of the Company or a Subsidiary or Affiliate and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. Further, the information contained in this report is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.

United Kingdom
Withholding of Tax.  This provision supplements Section 6 of the Stock Option Award: If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty's Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Stock Option Award. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the Tax-Related Items. In the event that Participant is a director or executive officer and the Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and national insurance contributions will be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.